Exhibit 99.1
INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	June	December
	30, 2004	31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 390.7	$ 459.6
Accounts and notes receivable, net	1,767.7	1,645.6
Inventories	1,051.2	975.1
Prepaid expenses and deferred income taxes	358.0	356.8
Assets held for sale	13.3	145.8

Total current assets	3,580.9	3,582.9

Property, plant and equipment, net	1,111.8	1,171.1
Goodwill	4,161.1	4,187.3
Intangible assets, net	869.1	882.9
Other assets	866.5	840.7

Total assets	$ 10,589.4	$ 10,664.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 740.5	$ 725.4
Accrued expenses and other current liabilities	1,370.4	1,501.6
Loans payable	691.6	800.7
Liabilities held for sale	1.0	25.3

Total current liabilities	2,803.5	3,053.0

Long-term debt	1,366.6	1,518.6
Other noncurrent liabilities	1,659.3	1,600.0

	5,829.4	6,171.6
Shareholders' equity:
Common stock	176.6	174.5
Other shareholders' equity	4,867.8	4,589.3
Accumulated other comprehensive income	(284.4)	(270.5)

Total shareholders' equity	4,760.0	4,493.3

Total liabilities and equity	$ 10,589.4	$ 10,664.9

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION